UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 24, 2008

Date of Report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 La Terraza Boulevard, Escondido, California 92025

(Address of principal executive offices) (Zip Code)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 24, 2008, Realty Income Corporation (the “Company”) entered into a purchase agreement with Raymond James & Associates, Inc. and UBS Securities LLC, as the representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 2,700,000 shares of the Company’s common stock, par value $1.00 per share, plus up to an additional 405,000 shares of the Company’s common stock, par value $1.00 per share, if the Underwriters exercise their overallotment option in full. The public offering price for the shares is $26.820 per share.  As of September 30, 2008, the Underwriters had exercised 225,000 shares of their overallotment option.  Upon the closing of this offering, the number of shares outstanding as of September 30, 2008, was 104,266,403 shares, including the 225,000 shares of common stock pursuant to the exercise of the Underwriters’ overallotment option but excluding the remaining 180,000 shares of common stock issuable upon further exercise of the Underwriters’ overallotment option.

The Company intends to use the net proceeds from the offering (approximately $74.7 million, or approximately $79.3 million if the Underwriters’ overallotment option is exercised in full, in each case, after deducting the discount to the Underwriters but before estimated expenses payable by the Company), its available cash on hand and, if necessary, draw-downs on its credit facility, to pay the $100 million outstanding principal amount of its 8¼% Monthly Income Senior Notes, which comes due in November 2008, and pay the $20 million outstanding principal amount of its 8% Notes, which comes due in January 2009.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Purchase Agreement, dated September 24, 2008, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: September 30, 2008	By:	/s/ Michael R. Pfeiffer
		Name:	Michael R. Pfeiffer
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Purchase Agreement, dated September 24, 2008, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).